Form 10KSB, Exhibit 13
CIMBIX CORP
filed 2004-01-28
CIK 1127007

CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                          SEPTEMBER 30, 2003 AND 2002
                          (expressed in U.S. dollars)

                             AUDITOR'S REPORT

To the Shareholders and Directors
Cimbix Corporation
(Formerly Corporate Development and Innovation, Inc.)
(A Development Stage Company)

We have audited the consolidated balance sheet of Cimbix Corporation (formerly Corporate Development and Innovation, Inc.)(a development stage company) as at September 30, 2003 and 2002, and the consolidated statements of operations, cashflows, and stockholders' equity for the years ended September 30, 2003 and 2002, and for the period from August 17, 2000 (date of inception) to September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides as reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2003 and 2002, and the results of its operations and cash flows for the years ended September 30, 2003 and 2002, and for the period from August 17, 2000 (date of inception) to September 30, 2003, in accordance with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financials statements, the Company has incurred a net loss since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, BC
January 14, 2004                                  Morgan & Company
                                                 Chartered Accountants

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                           (expressed in U.S. dollars)


                                                              September 30
                                                          2003           2002
                                                     --------------------------
ASSETS

Current
     Cash                                             $  5,491      $ 144,018

Patents (Note 5)                                            20             20
                                                      --------      ---------
                                                      $  5,511      $ 144,038
                                                      ========      =========

LIABILITIES

Current
     Accounts payable                                 $ 60,351      $  12,282
     Related party payable (Note 6)                     47,265        151,570
                                                      --------      ---------
                                                       114,616        163,852
                                                      --------      ---------

SHAREHOLDERS' DEFICIENCY

Share Capital
  Authorized:
  100,000,000 common shares with a par value
      $0.0001 per share
   20,000,000 preferred shares with a par
      value of $0.0001 per share

  Issued and outstanding:
  12,717,100 common shares at September 30, 2003,
      10,000 common shares at September 30, 2002      $  1,272      $     10
     500,000 preferred shares at September 30, 2003,
           0 preferred shares at September 30, 2002         50             -

     Additional Paid in Capital                        254,798             -

     Share subscriptions received                            -       226,385
                                                      --------      --------
                                                       238,620       226,395

Deficit Accumulated During the Development Stage      (365,225)     (246,209)
                                                      ---------     ---------
Total Stockholder's Equity (Deficit)                  (109,105)      (19,814)
                                                      ---------     ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
                                                      $  5,511     $ 144,038
                                                      =========     =========

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (expressed in U.S. dollars)


                                                                        From inception
                                                    Years Ended         March 14, 2001
                                                    September 30        to September 30
                                                 2003           2002         2003
-----------------------------------------------------------------------------------------
Revenue                                    $    9,500     $        0     $    9,500

Expenses
  Management fees                              54,000         81,946        279,671
  Consulting fees                              19,100         34,284         79,012
  Donated services                              2,250              0          2,250
  Professional expenses                        29,237        181,884        240,188
  General and administrative                    3,762         11,199         33,437
                                              --------      ---------       --------
                                              108,349        309,313        634,558

Loss Before the following                     (98,849)      (309,313)      (625,058)

Legal Settlement                                    0        280,000        280,000
                                              --------      ---------       --------
Net Loss For the Year                      $  (98,849)    $  (29,313)    $ (345,058)
                                           ===========    ===========    ===========


Net Loss Per Share                         $    (0.01)    $    (0.01)



Weighted Average Number of
     Common Shares Outstanding               12,623,050      12,529,000




The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (expressed in U.S. dollars)


                                                                        From inception
                                                    Years Ended         March 14, 2001
                                                    September 30        to September 30
                                                 2003           2002         2003
-----------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net loss for the period                  $  (98,849)    $   (29,313)   $ (345,058)

Adjustments to Reconcile Net Loss to
 Net Cash By Operating Activities
   Donated services                              2,250               0         2,250
   Accounts payable                             46,634          10,054        58,926
                                              ----------      ---------      ---------
                                               (49,965)        (19,259)     (283,892)

Cash Flows from Investing Activities
   Patents                                           0             (10)          (20)

Cash Flows from Financing Activities
   Common stock issued                         253,860               0       253,860
   Share subscriptions received               (226,385)         76,105             0
   Related party payable                      (116,431)         40,560        35,139
                                             ---------        ---------     ---------
                                               (88,956)        116,665       288,999

Cash Acquired On Acquisition of Subsidiary  $      394     $         0    $      394

                                             ---------       ---------      ---------

Increase (Decrease)in cash                  $(138,527)     $   97,396     $    5,491

Cash, beginning of period                     144,018          46,622

Cash, end of period                         $   5,491      $  144,018
                                           ===========     ==========

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                               SEPTEMBER 30, 2003
                           (expressed in U.S. dollars)

                                        COMMON STOCK                PREFERRED STOCK     DEFICIT
                               ------------------------------  ------------------------  ACCUM.
                                NUMBER              SHARE      NUMBER        ADDITIONAL DURING THE
                                  OF             SUBSCRIPTIONS   OF           PAID-IN   DEVELOPMENT
                                SHARES    AMOUNT   RECEIVED    SHARES AMOUNT  CAPITAL    STAGE          TOTAL
                               ----------------------------------------------------------------------------
Issuance of common shares        10,000   $   10   $       0         0 $   0   $      0  $       0    $     10
Share subscriptions received
  during the period             580,000        0     150,280         0     0          0          0     150,280
Loss for the period                   0        0           0         0     0          0   (216,896)   (216,896)
                              ----------  -------  ----------  ------ -------  -------    --------   ----------
Balance, September 30, 2001      10,000       10     150,280         0     0          0   (216,896)    (66,606)

Share subscriptions received
  during the year             2,253,000        0      76,105         0     0          0          0      76,105
Loss for the year                     0        0           0         0     0          0    (29,313)    (29,313)
                              ----------  -------  ----------  ------ -------  -------      -------   ---------
Balance, September 30, 2002      10,000       10     226,385         0     0          0   (246,209)    (19,814)

Share subscriptions received     10,000        0       5,000         0     0          0          0       5,000
Issuance of common shares     4,008,000    4,008    (231,385)        0     0    228,542          0       1,165
                              ---------    -----    ---------   ----- -------  --------     ------   ---------
                              4,018,000    4,108           0         0     0    228,542    (246,209)   (13,649)
Adjustment to number of
 shares issued and outstand-
 ing as a result of the
 acquisition of Millennium
 Business Group USA, Inc.
  Millennium Business Group
    USA, Inc. ("MBG")        (4,018,000)  (4,018)          0         0     0   (228,542)   (232,560)         0
  Cimbix Corporation          8,511,000      851           0         0     0    231,709     232,560          0
Fair value of shares issued
 in connection with the
 acquisition of MBG           4,018,000      402           0   500,000    50       (452)          0          0
Net asset deficiency of
 legal parent at date of
 reverse take-over
 transaction                          0        0           0         0     0          0      (20,167)  (20,167)
Issue of common shares          138,100       14           0         0     0     13,796            0    13,810
Issue of common shares           50,000        5           0         0     0      7,495            0     7,500
Donated services                      0        0           0         0     0      2,250            0     2,250
Loss for the year                     0        0           0         0     0          0      (98,849)  (98,849)
                             -----------  ------     --------  --------  ----  ----------   --------  ----------
Balance, September 30,2003   12,717,000  $ 1,272    $      0   500,000  $ 50   $ 254,798   $(365,225) $(109,105)

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2003 AND 2002
                           (expressed in U.S. dollars)


1.  NATURE OF OPERATIONS

a) Organization

The Company was incorporated in the State of Washington, U.S.A. on August 17, 2000. The Company's wholly-owned subsidiary was incorporated in the State of Nevada, USA, on March 14, 2001.

b) Development Stage Activities and Going Concern

The Company's primary business function and mandate continues to be the development, manufacture and marketing of a unique line of Vitamins, Minerals and Herbs. These initiatives are carried out through the Company's newly formed consumer products division called "Vitacore Nutraceuticals" which remains focused on the sales and marketing of its innovative and proprietary nutraceutical and phytotonic supplements (Vitamins, Minerals and Herbs), and related technologies. With the recent acquisition of the Millennium Business Group USA, Inc., the Company now has the following three additional business focuses:

i)	A strong intellectual property position based on four validly assigned and issued US Patent and Trademark Office Patents which have been duly assigned to the Company and all of which are in the area of dental implant abutment components, devices and techniques. Over the next several months, the Company intends to develop and implement a legal defense strategy to help extract financial compensation from certain entities which have chosen to willfully infringe on the Company's patents.

ii)	Several consultancy/brokerage initiatives with a growing number of wireless internet communication companies who provide communication services to remote aboriginal communities and their healthcare centres.

iii)	As a manufacturers representative and channel marketer to numerous medical device manufacturing companies in the healthcare market.

With the acquisition of the above additional business initiatives and relationships, management plans to further evaluate, develop, manage and potentially fund the commercialization, sub-license and/or commercial sale of these assets.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2003 AND 2002
                           (expressed in U.S. dollars)

1.	NATURE OF OPERATIONS (Continued)

b)	Development Stage Activities and Going Concern (Continued)

Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances and related party loans in order to meet its strategic objectives. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


2.   SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a) Development Stage Company

   The Company is a development stage company as defined in the Statements of Financial Accounting Standards No.7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

b) Consolidation

   These consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, Millennium Business Group USA, Inc.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2003 AND 2002
                           (expressed in U.S. dollars)


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

d) Income Taxes

   The Company has adopted Statement of Financial Accounting Standards No.
   109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all if a deferred tax asset will not be realized, a valuation allowance is recognized.

e) Foreign Currency Translation

   The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

   i)   monetary items at the rate prevailing at the balance sheet date;
   ii)  non-monetary items at the historical exchange rate;
   iii) revenue and expense at the average rate in effect during the applicable accounting period.

f) Basic and Diluted Loss Per Share

   In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

                               CIMBIX  CORPORATION
              (Formerly Corporate Development and Innovation, Inc.)
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2003 AND 2002
                           (expressed in U.S. dollars)


3.   ACQUISITION OF SUBSIDIARY

Effective April 8, 2003, Corporate Development and Innovation Inc. ("CDI") acquired 100% of the issued and outstanding shares of Millennium Business Group USA, Inc. ("MBG") by issuing 4,018,000 common shares and 500,000 preferred shares, and 1,938,000 share purchase warrants for the purchase of an additional 1,938,000 common shares at $0.05 per share to April 8, 2008. Since this transaction resulted in the former shareholders of MBG owning the majority of the issued shares of CDI, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by MBG of the net assets and liabilities of CDI. Under this purchase method of accounting, the results of operations of CDI are included in these consolidated financial statements from April 8, 2003.

CDI had a net asset deficiency at the acquisition date, therefore, the shares issued on acquisition were issued at fair value of $0 with the net asset dificiency of $20,167 charged to deficit. MBG is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

The acquisition is summarized as follows:

   Current Assets
      Cash                                             $    394

   Current Liabilities
      Accounts payable                                    8,435
      Related party payable                              12,126
                                                        -------
                                                         20,561

   Net Asset Deficiency                                $(20,167)
                                                       =========

4.  PATENTS

The Company has acquired, by assignment from a related party US Patents (#'s 5,527,182, 5,873,721, 6126,445 & 6,283,753) in the area of Osseo-
integrated dental implant componentry.

5.  RELATED PARTY PAYABLE

These amounts are unsecured and interest free with no specific terms of repayment.