Form 10KSB, Exhibit 13
period 2004-09-30
CIMBIX CORP
filed 2005-02-14
CIK 1127007

CIMBIX  CORPORATION
                         (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                          SEPTEMBER 30, 2004 AND 2003
                           (Stated in U.S. dollars)

       REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Shareholders and Directors
Cimbix Corporation
(A Development Stage Company)

We have audited the consolidated balance sheet of Cimbix Corporation (a development stage company) as at September 30, 2004 and 2003, and the consolidated statements of operations, cashflows, and stockholders' equity for the years ended September 30, 2003 and 2002, and for the period from March 14, 2001 (date of inception) to September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides as reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2004 and 2003, and the results of its operations and cash flows for the years ended September 30, 2004 and 2003, and for the period from March 14, 2001 (date of inception) to September 30, 2004, in conformity with United States of America generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt that the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, BC
February 11, 2005                                  Morgan & Company
                                                 Chartered Accountants

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                           (Stated in U.S. dollars)


                                                              September 30
                                                          2004           2003
                                                     --------------------------
ASSETS

Current
     Cash                                             $    125      $   5,491
     Prepaid expenses                                   15,000              -
                                                      --------      ---------
                                                        15,125          5,491

Patents (Note 4)                                            20             20
Website Development Costs                                8,700              -
                                                      --------      ---------
                                                      $ 23,845      $   5,511
                                                      ========      =========

LIABILITIES

Current
     Accounts payable                                 $203,512      $  67,351
     Related party payable (Note 5)                     76,618         47,265
                                                      --------      ---------
                                                       280,130        114,616
                                                      --------      ---------

SHAREHOLDERS' DEFICIENCY

Share Capital
  Authorized:
  100,000,000 common shares with a par value
      $0.0001 per share
   20,000,000 preferred shares with a par
      value of $0.0001 per share

  Issued and outstanding:
  42,967,100 common shares at September 30, 2004,
  12,717,100 common shares at September 30, 2003      $  4,297      $  1,272
     500,000 preferred shares at September 30, 2004
             and 2003                                       50            50

     Additional Paid in Capital                        331,773       254,798
                                                      --------      --------
                                                       336,120       256,120

Deficit Accumulated During the Development Stage      (592,405)     (365,225)
                                                      ---------     ---------
Total Stockholder's Equity (Deficit)                  (256,285)     (109,105)
                                                      ---------     ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)   $ 23,845     $  5,511
                                                      =========     =========

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Stated in U.S. dollars)


                                                                        From inception
                                                    Years Ended         March 14, 2001
                                                    September 30        to September 30
                                                 2004           2003         2004
-----------------------------------------------------------------------------------------

Expenses
  Management fees                             186,250         54,000        465,921
  Consulting fees                              23,325         19,100        102,337
  Donated services                                  -          2,250          2,250
  Professional expenses                         2,255         29,237        242,443
  General and administrative                   15,350          3,762         48,787
                                              --------      ---------       --------
                                              227,180        108,349        861,738

Loss Before the following                    (227,180)      (108,349)      (861,738)

Legal Settlement                                    0              0        280,000
                                              --------      ---------       --------
Net Loss For the Year                      $ (227,180)    $  (98,849)    $ (581,738)
                                           ===========    ===========    ===========


Net Loss Per Share                         $    (0.01)    $    (0.01)



Weighted Average Number of
     Common Shares Outstanding              22,946,266     12,623,050




The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Stated in U.S. dollars)


                                                                        From inception
                                                    Years Ended         March 14, 2001
                                                    September 30        to September 30
                                                 2004           2003         2004
-----------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net loss for the period                  $ (227,180)    $   (98,849)   $ (581,738)

Adjustments to Reconcile Net Loss to
 Net Cash By Operating Activities
   Donated services                                  0           2,250         2,250
   Prepaid expenses                            (15,000)              0       (15,000)
   Accounts payable                            136,161          46,634       195,087
                                              ----------      ---------      ---------
                                              (106,019)        (49,965)     (399,401)

Cash Flows from Investing Activities
   Website development costs                    (8,700)              0        (8,700)
   Patents                                           0               0           (20)
                                              ---------        --------      ---------
                                                (8,700)              0        (8,720)

Cash Flows from Financing Activities
   Common stock issued                          80,000         253,860       333,860
   Share subscriptions received                      0        (226,385)            0
   Related party payable                        29,353        (116,431)       73,992
                                             ---------        ---------     ---------
                                               109,353         (88,956)      407,852

Cash Acquired On Acquisition of Subsidiary  $        0     $       394      $    394

                                             ---------       ---------      ---------

Increase (Decrease)in cash                  $   (5,366)     $ (138,527)     $    125

Cash, beginning of period                        5,491         144,018             0

Cash, end of period                         $      125      $    5,491      $    125
                                            ===========      ==========      ========

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                               SEPTEMBER 30, 2004
                           (Stated in U.S. dollars)

                                        COMMON STOCK                PREFERRED STOCK     DEFICIT
                               ------------------------------  ------------------------  ACCUM.
                                NUMBER              SHARE      NUMBER        ADDITIONAL DURING THE
                                  OF             SUBSCRIPTIONS   OF           PAID-IN   DEVELOPMENT
                                SHARES    AMOUNT   RECEIVED    SHARES AMOUNT  CAPITAL    STAGE          TOTAL
                               ----------------------------------------------------------------------------
Issuance of common shares        10,000   $   10   $       0         0 $   0   $      0  $       0    $     10
Share subscriptions received
  during the period             580,000        0     150,280         0     0          0          0     150,280
Loss for the period                   0        0           0         0     0          0   (216,896)   (216,896)
                              ----------  -------  ----------  ------ -------  -------    --------   ----------
Balance, September 30, 2001      10,000       10     150,280         0     0          0   (216,896)    (66,606)

Share subscriptions received
  during the year             2,253,000        0      76,105         0     0          0          0      76,105
Loss for the year                     0        0           0         0     0          0    (29,313)    (29,313)
                              ----------  -------  ----------  ------ -------  -------      -------   ---------
Balance, September 30, 2002      10,000       10     226,385         0     0          0   (246,209)    (19,814)

Share subscriptions received     10,000        0       5,000         0     0          0          0       5,000
Issuance of common shares     4,008,000    4,008    (231,385)        0     0    228,542          0       1,165
                              ---------    -----    ---------   ----- -------  --------     ------   ---------
                              4,018,000    4,108           0         0     0    228,542    (246,209)   (13,649)
Adjustment to number of
 shares issued and outstand-
 ing as a result of the
 acquisition of Millennium
 Business Group USA, Inc.
  Millennium Business Group
    USA, Inc. ("MBG")        (4,018,000)  (4,018)          0         0     0   (228,542)   (232,560)         0
  Cimbix Corporation          8,511,000      851           0         0     0    231,709     232,560          0
Fair value of shares issued
 in connection with the
 acquisition of MBG           4,018,000      402           0   500,000    50       (452)          0          0
Net asset deficiency of
 legal parent at date of
 reverse take-over
 transaction                          0        0           0         0     0          0      (20,167)  (20,167)
Issue of common shares          138,100       14           0         0     0     13,796            0    13,810
Issue of common shares           50,000        5           0         0     0      7,495            0     7,500
Donated services                      0        0           0         0     0      2,250            0     2,250
Loss for the year                     0        0           0         0     0          0      (98,849)  (98,849)
                             -----------  ------     --------  --------  ----  ----------   --------  ----------
Balance, September 30,2003   12,717,000  $ 1,272    $      0   500,000  $ 50   $ 254,798   $(365,225) $(109,105)

Issue of common shares          250,000       25           0         0     0      49,975           0    50,000
Issue of common shares       30,000,000    3,000           0         0     0      27,000           0    30,000
Loss for the year                     0        0           0         0     0           0     (227,180) (227,180)
                             ----------   ------     -------  --------   ----   ---------       --------  ---------
Balance, September 30,2004   42,967,100  $ 4,297     $     0   500,000   $ 50   $ 331,773     $(592,405) $(256,285)

The accompanying notes are an integral part of these financial statements.

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                           (Stated in U.S. dollars)


1.  NATURE OF OPERATIONS

a) Organization

The Company was incorporated in the State of Washington, U.S.A. on August 17, 2000. The Company's wholly-owned subsidiary was incorporated in the State of Nevada, USA, on March 14, 2001.

b) Development Stage Activities and Going Concern

On March 24, 2003, the Company acquired 100% of the shares of MBG USA making it a wholly owned subsidiary. This acquisition was viewed as wholly complimentary to the early stage activities and business plans of the Company.

As a result of MBG USA's various business initiatives and activities, the Company has been able to undertake the development and the creation of the following three additional business segments which include:

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

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                           (Stated in U.S. dollars)

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

b) Consolidation

   These consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries, Millennium Business Group USA, Inc. and Advanced Dental Technologies Inc.

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                           (Stated in U.S. dollars)


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

d) Website Development Costs

   Under the provisions of Statement of Position No. 98-1 - "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company has capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Costs are amortized to expense over an estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operations, including training and application, are expensed as incurred. The Company evaluates the recoverability of website development costs in accordance with Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long Lived Assets". No impairment loss has been recognized in these financial statements.

e) Income Taxes

   The Company has adopted Statement of Financial Accounting Standards No.
   109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all if a deferred tax asset will not be realized, a valuation allowance is recognized.

f) Foreign Currency Translation

   The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

   i)   monetary items at the rate prevailing at the balance sheet date;
   ii)  non-monetary items at the historical exchange rate;
   iii) revenue and expense at the average rate in effect during the applicable accounting period.

g) Basic and Diluted Loss Per Share

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

                               CIMBIX  CORPORATION
                          (A Development Stage Company)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                           (expressed in U.S. dollars)


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

6.  RELATED PARTY TRANSACTIONS

Included in accounts payable is $73,809 owing to officers and directors (2003 - $10,750), and $35,750 owing to past officers and directors (2003 - $NIL).

7.  SUBSEQUENT EVENTS

a) Subsequent to September 30, 2004, the Company affected a 1:200 reverse stock split.

b) Subsequent to September 30, 2004, the Company issued 40,000 common shares for administrative services at a fair value of $8,200.